UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 20, 2026

Zoned Properties, Inc.
(Exact Name of Registrant as Specified in its Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

000-51640	46-5198242
(Commission File Number)	(IRS Employer Identification No.)

8360 E. Raintree Drive, #230 Scottsdale, AZ	85260
(Address of Principal Executive Offices)	(Zip Code)

(Registrant’s telephone number, including area code): (877) 360-8839

N/A

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On April 20, 2026, Zoned Properties, Inc. (the “Company”) through its wholly owned subsidiaries, Green Valley Group, LLC, an Arizona limited liability company, Kingman Property Group, LLC, an Arizona limited liability company, and Chino Valley Properties, LLC, an Arizona limited liability company (collectively, the “Seller”), entered into a Real Estate Purchase and Sale Agreement (the “Purchase Agreement”) with Broken Arrow Herbal Center, Inc., an Arizona corporation (the “Purchaser”), pursuant to which the Seller agreed to sell to the Purchaser three properties consisting of (i) property commonly known as 1732 W. Commerce Point Place, Green Valley, Arizona 85614 (the “Green Valley Property”), (ii) property commonly known as 2095 E. Northern Avenue, Kingman, Arizona 86409 (the “Kingman Property”), and (iii) property commonly known as 2144-2148 N. Road 1 East, Chino Valley, Arizona 86323 (the “Chino Property” and together with the Green Valley Property and Kingman Property, the “Properties”). The Purchase Agreement provides that the Purchaser is exercising purchase rights set forth in certain existing lease agreements relating to the Properties.

The aggregate purchase price for the Properties is $9.0 million, allocated as follows: (i) $8.0 million for the Chino Property, (ii) $500,000 for the Kingman Property, and (iii) $500,000 for the Green Valley Property. The Purchaser is required to deposit $400,000 into escrow, of which $100 constitutes independent contract consideration payable to the Seller. Subject to the terms of the Purchase Agreement, the purchase price is to be paid through a combination of (i) $4.0 million in cash and (ii) a $5.0 million promissory note to be secured by a deed of trust. The Purchase Agreement provides that, following closing, such seller financing is to be the only debt or lien permitted to encumber the Properties until the note has been paid in full and the deed of trust has been released of record.

The closing is scheduled to occur on June 30, 2026, unless extended in accordance with the Purchase Agreement. The Purchaser has the right, in its sole discretion, to extend the closing date to August 31, 2026, by timely written notice. If that extension right is exercised, the Purchase Agreement provides that the acquisitions of the Green Valley Property and the Kingman Property would close on the original closing date for an aggregate cash payment of $1.0 million, and the closing for the Chino Property would be extended to August 31, 2026. If the first extension right is timely exercised, the Purchaser also has a further right to extend the closing for the Chino Property to September 30, 2026, by timely written notice and by delivering an additional $1.0 million supplemental deposit to the escrow agent, which supplemental deposit is nonrefundable except in the case of an uncured seller default. Except as expressly provided in connection with a timely exercised extension, the Purchase Agreement contemplates an all-or-none closing involving all three Properties.

The Purchase Agreement contains customary provisions regarding title review, closing deliveries, apportionments, casualty and condemnation, default remedies, confidentiality, governing law, and other matters. The Seller is required to remove certain monetary liens voluntarily created by the Seller, but otherwise has no general obligation to cure title objections. The Purchase Agreement also provides that the Purchaser is acquiring the Properties in their present “as is,” “where is,” and “with all faults” condition, subject to limited exceptions expressly set forth in the agreement. In addition, effective as of closing and subject to certain carveouts described in the Purchase Agreement, the Purchaser will release the Seller and certain related parties from claims relating to the condition of the Properties and certain other matters described in the Purchase Agreement.

If the Purchaser fails to complete the purchase without legal excuse and does not timely cure such default, the Seller’s sole remedy is to terminate the Purchase Agreement and retain the deposit as liquidated damages. If the transaction fails to close due to an uncured default by the Seller, the Purchaser’s sole and exclusive remedies are to terminate the Purchase Agreement and receive a refund of the deposit, less the independent contract consideration, waive the default and proceed to closing, or seek specific performance, subject to the timing limitations set forth in the Purchase Agreement.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statement and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Real Estate Purchase and Sale Agreement, dated April 20, 2026 by and between Green Valley Group, LLC, Kingman Property Group, LLC, Chino Valley Properties, LLC, and Broken Arrow Herbal Center, LLC
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZONED PROPERTIES, INC.

Dated: April 22, 2026	/s/ Bryan McLaren
Bryan McLaren
Chief Executive Officer & Chief Financial Officer

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